Agreement for the sale and purchase of shares
in the share capital of GdW Beheer B.V.

Between

Mr G. de Wit (as the Seller), Decision Company B.V. and Ubi Concordia B.V. (as the Warrantors)

and

Shanwick B.V. (as the Purchaser)

10 February 2022

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APPENDICES

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THIS AGREEMENT (the Agreement) is made on the date as stated on the first page.
BETWEEN:
1.MR G.P.M. DE WIT, born on 31 January 1948, currently residing in (1150) Brussels, Belgium, at 9 Avenue de l'Horizon (the Seller);
2.DECISION COMPANY B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its statutory seat in Amsterdam, the Netherlands, and registered in the trade register of the Chamber of Commerce under number 34393453 (Decision Company);
3.UBI CONCORDIA B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its statutory seat in Heemstede, the Netherlands, and registered in the trade register of the Chamber of Commerce under number 55432956 (Ubi Concordia); and
4.SHANWICK B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its statutory seat in Amsterdam, the Netherlands, and registered in the trade register of the Chamber of Commerce under number 85190101 (the Purchaser).
The parties referred to under 2 and 3 are hereinafter together referred to as the Warrantors and individually also as a Warrantor. The parties referred to under 1 up to and including 4 are hereinafter together referred to as the Parties and individually also as a Party.
WHEREAS:
A.The Seller holds all issued and outstanding shares in the share capital of GDW-BEHEER B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its statutory seat in Aerdenhout, the Netherlands, and registered in the trade register of the Chamber of Commerce under number 34393507 (the Company and the shares held by the Seller hereinafter the Shares).
B.On 31 December 2021 the Company acquired from each of the Warrantors 2,700 issued and outstanding shares and as a result of which, the Company currently holds 100% of the issued and outstanding shares in the share capital of WorldACD Market Data B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its statutory seat in ‘s-Gravenhage, the Netherlands, and registered in the trade register of the Chamber of Commerce under number 24249906 (WorldACD or the Subsidiary).
C.The business activities of WorldACD consist of providing market data on air cargo.

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D.The Seller wishes to sell and transfer the Shares to the Purchaser, and the Purchaser wishes to purchase and accept the Shares from the Seller (the Transaction).
E.The Purchaser has performed a legal, financial, operational and tax due diligence with respect to the Companies and has reviewed the Disclosed Information.
F.The Parties have obtained all necessary corporate approvals to enter into this Agreement and to complete the Transaction.
G.No works council (ondernemingsraad) has been established by the Purchaser, the Company or WorldACD.
H.The Parties have reached agreement on the sale and purchase of the Shares on the terms and conditions set out in this Agreement.
IT IS AGREED as follows:
1.DEFINITIONS
1.1.Unless the contrary intention appears, capitalised terms used in this Agreement shall have the meaning given to them in this clause 1:
Accounts means the unaudited annual accounts of WorldACD as at the Accounts Date, as included in the Data Room;
Accounts GdW means the unaudited annual accounts of the Company as at the Accounts Date, as included in the Data Room;
Accounts Date means 31 December 2020;
Affiliates means:
(a)each and every subsidiary of a person or company in the meaning attributed to it in section 2:24a DCC;
(b)in relation to any person other than an individual, any person which is Controlled by, Controls or is under common Control with, such person; and
(c)in relation to an individual, his close relatives. For the purposes of this definition, close relatives means: (a) his spouse, parents, siblings and children (including step children); (b) the trustees, acting in their capacity as such trustees, of any trust of which he or any of his close relatives is a beneficiary, or in the case of a discretionary trust, is a discretionary object; and (c) any person of which he and/or his close relatives have Control;

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Agreed Form means in relation to any document, such document substantially in the form of that document which has been agreed upon by the Parties;
Agreement means this agreement for the sale and purchase of the Shares;
Business has the meaning given to it in recital C;
Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in the Netherlands for normal business;
Cash means all cash at banks, cash in transit, cash in hand and marketable securities of WorldACD respectively the Company (as applicable), except cash and marketable securities not readily available for unrestricted and immediate use;
Capital Maintenance Period has the meaning given to it in clause 11.5;
Capital Maintenance Statement means the statement to be issued by each Warrantor (and co-signed by the ultimate beneficial owner of each Warrantor) as security for the Warrantors’ obligations under this Agreement, attached hereto as Appendix 8;
Companies means the Company and WorldACD;
Company has the meaning given to it in recital A;
Company Tax Indemnity has the meaning given to it in clause 10.5;
Completion Balance Sheet has the meaning given to it in Appendix 1;
Completion Date has the meaning given to it in clause 4.1;
Completion means completion of the Transaction;
Completion Accounts Date means 31 December 2021;
Completion Payment has the meaning given to it in clause 4.2;
Completion Statement has the meaning given to it in Appendix 1;
Control means (i) the ownership or control (directly or indirectly) of more than 50% of the ownership interests of the relevant person; or (ii) the right to appoint or remove (or the ability (whether in law or fact) to direct the appointment or removal of) the members of the governing body of the relevant person holding a majority of the voting rights at meetings of the governing body on all, or substantially all, matters;
Damage has the meaning given to it in clause 7.1;

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Data Room means the online data room hosted by Virtual Vaults made available to the Purchaser and its advisors from 29 October 2021 until 26 January 2022, containing financial, legal and commercial information in relation to the Shares, the Company and its businesses, assets, liabilities and prospects, the contents of which data room are stored on the data carrier attached hereto as Appendix 6;
DCC means the Dutch Civil Code (Burgerlijk Wetboek);
Debt means all interest bearing debt of WorldACD respectively the Company (as applicable), all other debt securities (if any) issued by WorldACD respectively the Company (as applicable) (whether or not interest bearing and irrespective of their maturity), pre-paid subscription fees (deferred revenues), all credit cards debt, financial leases, dividend payables, any accrued but unpaid corporate income tax (CIT) normally due and payable, all current accounts, all NOW and other government subsidy related payables);
Decision Company has the meaning given to it in the introduction of this Agreement;
Deed of Transfer means the notarial deed of transfer by means of which the Seller shall transfer the Shares to the Purchaser at Completion, not containing any warranties or other form of assurance, attached hereto in the Agreed Form as Appendix 4;
Disclosed Information means any and all information which is (i) contained in this Agreement, (ii) contained in any document set out in the Data Room, and (iii) contained in the answers provided to the questions submitted by the Purchaser and/or its advisors during its due diligence process as included in the Data Room;
Dividend Amount has the meaning given to it in clause 4.3(h);
Dispute Notice has the meaning given to it in Appendix 1;
Effective Date means 1 January 2022, 0:01h CET;
Encumbrance means any encumbrance including without limitation mortgage, pledge, charge, lien, deposit or assignment by way of security, option or right of pre-emption, entitlement to ownership (including usufruct and similar entitlements), any provisional or executorial attachment (beslag) and any other interest or right held, or claim that could be raised, by a third party;
Escrow Agent means Intertrust Group B.V.;
Escrow Agreement means the escrow agreement between the Seller, the Purchaser and the Escrow Agent, attached hereto as Appendix 7;
Estimated Purchase Price has the meaning given to it in clause 3.2;
Estimated Purchase Price A has the meaning given to it in clause 3.2;

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Fairly Disclosed means that the relevant facts and circumstances regarding a matter appear from the Disclosed Information in such manner and to the extent that its existence and scope should reasonably have been clear to and known by a professional purchaser (or its advisors) after a face value (prima facie) reading of the relevant documents, and where reference is made to a (particular part of a) document, but that document has not been provided in the Disclosed Information, such reference and (particular part of a) document shall not be deemed to be Fairly Disclosed;
Fundamental Warranties means each of the statements set out in paragraphs 1 (Capacity and consequences of sale), 2 (The Company) and 3 (The Shares) of Appendix 2;
Governmental Entity means any international, supranational, European Union, national, federal, regional, provincial, municipal or local body or authority exercising a legislative, judicial, executive, regulatory or self-regulatory, administrative or other governmental function and with jurisdiction in respect of the relevant matter;
Independent Expert has the meaning given to it in Appendix 1;
Leakage means:

(a)the amount of all payments made by WorldACD to the Seller or the Company as a result of a capital decrease;
(b)the amount of all other distributions (in cash or in kind) of profits or reserves, whether by dividend or repurchase or redemption of share capital or other means and any other payment in respect of any share capital or other securities of WorldACD, in each case in cash or in kind, paid or made by the relevant company to, or for the benefit of, the Seller, the Company, or any person connected to the Seller and/or the Company;
(c)the amount of any waiver, deferral, forgiveness or release by WorldACD of any amount or obligation owed or due to WorldACD by the Seller, the Company or any person connected to the Seller and/or the Company;
(d)the amount of any assumption or discharge of any liability of the Seller, the Company or any person connected to the Seller and/or the Company by WorldACD;
(e)any transactions entered into by WorldACD which (i) in the opinion of reasonable acting parties are not on arm’s length conditions or (ii) have favoured the Seller, the Company or any person connected to the Seller and/or the Company;
(f)the amount of any bonus or other compensation (whether in cash or in kind) payable to employees of WorldACD which are payable by WorldACD as a result of the entering into of this Agreement or the Completion of the Transaction;

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(g)the amount of any fees (including fees of legal counsel and other external advisers), costs and expenses of the Seller, the Company or any person connected to the Seller in relation to the Transaction incurred or reimbursed by, or charged to WorldACD; and
(h)the amount of Tax imposed on or payable by WorldACD in respect of any of the matters referred to in the items under (a) up to and including (g) above;
Net Working Capital means the current assets (kortlopende activa) of WorldACD respectively the Company (as applicable) inter alia, other than Cash and all current liabilities of WorldACD respectively the Company (as applicable) to the extent not qualifying as Debt (including (a) any Taxes not qualifying as Debt, and (b) furthermore including any pre-paid subscription fees not qualifying as Debt);
Notary means Laurens Kelterman, a Dutch civil law notary in Amsterdam at VBC Notarissen, or his substitute;
Notary Letter means the letter agreement between the Notary and the Parties, which confirmed the funds flow and sequence of Completion events, an executed copy of which is hereby attached as Appendix 3;
Party and Parties have the meaning given to them in the introduction of this Agreement;
Pre-Completion Tax Return has the meaning given to it in clause 10.11;
Permitted Leakage means any payments made to the Warrantors of EUR 15,990 and EUR 14,370 respectively, in accordance with their management agreements with the Companies in the ordinary course and consistent with past practice;
Purchase Price means the Purchase Price A and the Purchase Price B together;
Purchase Price A has the meaning given to it in clause 3.1;
Purchase Price B has the meaning given to it in clause 3.1;
Purchaser has the meaning given to it in the introduction of this Agreement;
Purchaser’s Group means the Purchaser and all of its subsidiaries and group companies, as defined in sections 2:24a and 2:24b of the DCC, from time to time, including as of Completion the Company;
Purchaser’s Relief means any Relief arising to the Company or any member of the Purchaser’s Group to the extent that it either arises in respect of an event occurring (or deemed to occur), or period commencing, on or after the Completion Date;
Relevant Proportion means, in respect of the Seller 70% (seventy percent), and in respect of Decision Company and Ubi Concordia 15% (fifteen percent) (each);

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Relief means, unless the context otherwise requires, any allowance (including amortization or depreciation), credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of or saving of Tax and any reference to the use or set-off of Relief shall be construed accordingly;
Representatives means any director, officer, employee, accounting, financial, legal, tax or other professional adviser of the relevant person;
Seller has the meaning given to it in the introduction of this Agreement;
Shares has the meaning given to it in recital A;
Subsidiary has the meaning given to it in recital B;
Subsidiary Shares has the meaning given to it in paragraph 3.1 of Appendix 2;
Taxation or Tax means all forms of taxes, levies, duties, imposts, social security charges, health security contributions, any other contributions or charges and withholdings of any nature whatsoever, whether direct or indirect, including without limitation corporate income tax, wage withholding tax, social security premium, value added tax, premiums or other contributions, consumption taxes, environmental taxes, dividend withholding tax, packaging tax, (real estate) transfer tax, property tax, capital tax, energy tax, waste tax, import, export, custom and other duties any repayment of unlawful state aid in relation thereto, as well as any payment required to be made under any contract in relation to tax, whether disputed or not and regardless of whether these items are chargeable directly or primarily against or attributable directly or primarily to any other person and of whether any amount in respect of any of them is recoverable from any other person, and all penalties, additions, interest, damage, fines, costs and expenses relating to any of them;
Tax Audit means any audit, investigation, visit, inspection, assessment, discovery, access order, or other proceedings from any Tax Authority with respect to any Tax matter of the Companies;
Tax Authority means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world, authorized to levy Tax;
Tax Claim means any claim under the Tax Indemnities or claim for breach of the Tax Warranties;
Tax Indemnities has the meaning given to it in clause 10.5;
Tax Liability means (i) any liability to make or suffer (including by way of set-off against a Tax receivable) an actual or increased payment of Tax, and (ii) the use or set-off of any Purchaser's Relief in circumstances where, but for such use or set-off, an actual liability to Tax would have arisen (the amount of the Tax Liability for these purposes being deemed to be equal to the amount of the actual liability to Tax that is saved by the use or set-off of the Purchaser's Relief), and (iii) the loss of any Relief that was included in the Accounts as an asset or was otherwise taken into account in determining the Purchase Price;

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Tax Refund means a refund, rebate, or repayment in respect of Tax;
Tax Return means any return, (including any information return), report, statement, declaration, schedule, attachment, notice, form, or other document or information, including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any requirement relating to Tax;
Tax Warranties means the Warranties included in paragraph 12 of Appendix 2 and Tax Warranty means any of them;
Third Party Claim has the meaning given to it in clause 9;
Transaction has the meaning given to it in recital D;
Ubi Concordia has the meaning given to it in the introduction of this Agreement;
Warranties means the representations and warranties of Seller contained in Appendix 2 and Warranty means any of them;
Warrantor and Warrantors have the meaning given to them in the introduction of this Agreement;
Warranty Breach has the meaning given to it in clause 7.1;
WorldACD has the meaning given to it in recital B; and
WorldACD Tax Indemnity has the meaning given to it in clause 10.4.
1.2.Where any statement in this Agreement is qualified by the awareness or knowledge of the Seller ("to the best of the Seller’s knowledge" or any similar expression) that statement shall be deemed to refer to the knowledge that the Seller has at the Completion Date or should have had based on his position within the Companies or after due enquiry of the relevant persons within the Companies having knowledge of the subject matter to which the knowledge qualification refers.
1.3.In this Agreement, unless the contrary intention appears, a reference to a clause, subclause, recital, paragraph, schedule or annex is a reference to a clause, subclause, recital, paragraph, schedule or annex of this Agreement. The schedules and annexes form part of this Agreement.
1.4.References to a person shall be construed so as to include any individual, firm, company, government, Governmental Entity, Tax Authority, state or agency of a state or any joint venture, association, or partnership (whether or not having separate legal personality).
1.5.References to the word including shall be construed so as to be followed by the words ‘but not limited to’.

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1.6.A person (first person) shall be deemed to be connected with another person (the second person) if the first person is:
(a)a person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with the second person or one or more members of the second person’s family in the first degree;
(b)a member of the second person’s family in the first and second degree; or
(c)a person with respect to which the second person or one or more members of the second person’s family in the first degree serves as a managing director or in a similar capacity.
1.7.The singular shall include the plural and vice versa and references to words importing one gender shall include all genders.
1.8.The headings in this agreement do not affect its interpretation.
2.SALE AND PURCHASE
2.1.Subject to the terms of this Agreement, the Seller hereby sells the Shares held by it to the Purchaser and the Purchaser hereby purchases such Shares from the Seller.
2.2.Subject to Completion, the Shares (and all assets and liabilities relating to the Shares) shall be for the risk and account of the Purchaser as of Completion and the Subsidiary Shares (and all assets and liabilities relating to the Subsidiary Shares) shall be for the risk and account of the Purchaser as of the Effective Date.
2.3.On Completion, the Seller shall transfer (leveren) the Shares free from all Encumbrances and together with all rights attaching to them to the Purchaser by executing the Deed of Transfer before the Notary against payment of the Purchase Price, in the manner as set out in clause 4.2.
3.PURCHASE PRICE
Purchase Price
3.1.The aggregate purchase price for the Shares shall be equal to:
(a)an amount equal to (the Purchase Price A):
(i)a fixed amount of EUR 12,500,000, being the enterprise value of WorldACD;
(ii)adding the Cash of WorldACD at the Completion Accounts Date and subtracting the Debt of WorldACD at the Completion Accounts Date;

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(iii)adding the Net Working Capital of WorldACD at the Completion Accounts Date (if being a positive amount) or subtracting the Net Working Capital at the Completion Accounts Date (if being a negative amount); and
(b)adding an amount equal to EUR 18,493, being the available Cash of the Company at Completion, assuming there is no Debt in the Company and there is no Net Working Capital or other liabilities of the Company at Completion (the Purchase Price B and together with the Purchase Price A, the Purchase Price).
3.2.At the date hereof, the Parties jointly estimate the Debt, Cash and Net Working Capital of WorldACD at the Completion Accounts Date to amount to EUR 1,251,503, EUR 2,122,871and EUR 215,598 respectively and hence the Estimated Purchase Price A (including a settlement of the costs due by the Seller to the Purchaser in the amount of EUR 58,255 in accordance with clause 15) at Completion amounts to EUR 13,528,711, all calculated in accordance with Part 3 of Appendix 1. The Parties agree that these estimates shall be binding for purposes of calculating the Purchase Price A payable at Completion (the Estimated Purchase Price A). Based on the Estimated Purchase Price A and the Purchase Price B the total estimated Purchase Price payable at Completion, including a deduction amounts to EUR 13,547,204 (the Estimated Purchase Price).
3.3.Post Completion, the actual amount of the (Estimated) Purchase Price A and hence the Purchase Price shall be agreed and determined in accordance with Part 1 and Part 2 of Appendix 1. The Estimated Purchase Price A shall be adjusted in accordance with Appendix 1 if it appears that the actual amount of Cash, Debt and/or Net Working Capital of WorldACD at the Completion Accounts Date as calculated in accordance with Part 1 and Part 2 of Appendix 1 deviates from the estimated Cash, Debt and/or Net Working Capital of WorldACD set forth in clause 3.2. For the avoidance of doubt and subject to the provisions of clause 10.2, the Purchase Price B shall be a fixed amount.
Adjustment of the Purchase Price
3.4.Any payment made by the Seller to the Purchaser under or in connection with this Agreement shall, to the extent permissible, be treated as an adjustment of the Purchase Price paid by the Purchaser and the Purchase Price shall be deemed to have been reduced by the amount of such payment. The Purchase Price shall not become negative as a result of any such reduction.
4.COMPLETION
Date and place
1.1.Completion shall take place at the offices of the Notary at [●] February 2022, or at such time and date as the Parties may agree in writing (the Completion Date).

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Completion Payment
4.2.The Purchaser shall ensure that an amount equal to the sum of the Estimated Purchase Price (together the Completion Payment) is received on the Notary’s third party account in accordance with the Notary Letter with value on the Completion Date under reference “Project Vermeer” by no later than 10h00 CET on the Completion Date. The amount paid into the Notary’s third party account pursuant this clause 4.2 shall be paid out in accordance with the Notary Letter.
Completion Actions
4.3.Prior or at Completion the relevant Parties shall do, or procure to be done, the following in the following order, each action conditional upon all actions being effected:
(a)the Seller shall deliver to the Notary, with a copy to the Purchaser, the up-to-date and complete shareholder’s register of the Company and WorldACD;
(b)the Seller shall deliver to the Purchaser an executed resignation letter of the Seller in his capacity as managing director of the Company and WorldACD, with effect from the time of execution of the Deed of Transfer, acknowledging that he has no claim against the Company respectively WorldACD, whether for loss of office or otherwise in connection with his capacity as managing director;
(c)the Seller shall deliver to the Purchaser a resolution of the general meeting of the Company duly executed by the Seller, in which it shall be resolved or ratified that the Seller shall be removed and granted discharge as managing director of the Company and the Purchaser shall be appointed, with effect from the time of execution of the Deed of Transfer;
(d)the Seller shall deliver to the Purchaser a resolution of the general meeting of WorldACD duly executed by the Seller, in which it shall be resolved or ratified that the Seller shall be removed and granted discharge as managing director of WorldACD and the Purchaser shall be appointed, with effect from the time of execution of the Deed of Transfer;
(e)the Seller shall deliver to the Notary the powers of attorney duly executed on its behalf and on behalf of the Company and the Purchaser shall deliver to the Notary a power of attorney duly executed on behalf of the Purchaser (all, to the extent required, legalized and apostilled), authorising its representative to attend to and execute the Deed of Transfer on their behalf;
(f)the Purchaser and each of Decision Company and Ubi Concordia shall execute a management agreement;
(g)the Seller shall deliver to the Purchaser proof, acceptable to the Purchaser, that the securities administered as “fin fixed assets (1381 – Effecten)” in the books of the Company have been fully liquidated;

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(h)immediately prior to the obligation of the Purchaser as set out in clause 4.2, the Seller shall execute a resolution of the general meeting and a board resolution in an agreed form between the Parties of the Company effectuating a dividend payment (in cash) in the amount of EUR 3,075,000 to the Seller (the Dividend Amount), which amount will, after payment of withholding taxes to the Dutch Tax Authority be paid in cash to the Seller on the Completion Date prior to Completion. The Seller shall deliver to the Purchaser, to Purchaser’s satisfaction, proof that this payment has been made by the Company;
(i)the Seller shall deliver evidence of the registration of the domain names worldacd.com and worldacdmarketdata.com on behalf of WorldACD;
(j)the Seller shall deliver evidence of the notification to Mr C. Wolzak (the lessor of the property Keizersgracht 83A, Amsterdam) regarding the changes in the corporate/organizational structure of WorldACD following the Transaction; and
(k)the Purchaser, Decision Company and Ubi Concordia shall execute the Reinvestment Documentation and shall procure that the Notary shall execute the relevant notarial deeds as referred to in the reinvestment Documentation;
(l)the Seller and the Purchaser shall (i) execute the Deed of Transfer before the Notary, (ii) procure that the Notary shall execute the Deed of Transfer, (iii) procure that the Company shall acknowledge the transfer of the Shares by signing the Deed of Transfer and (iv) assist the Notary to promptly amend the Company’s register of shareholders.
4.4.The actions set out in clause 4.2 and clause 4.3 are interdependent and are to be carried out contemporaneously. No delivery, payment or other event referred to will be regarded as having been made or occurred until all deliveries and payments have been made and all other specified events have occurred.
4.5.The Seller, Mr Van Asten, Mr Versélewel de Witt Hamer, Ubi Concordia, Decision Company, WorldACD and the Company confirm that the shareholders' agreement dated 6 February 2013 shall be terminated effective per the execution of the Deed of Transfer, and each of them unconditionally and irrevocably waive any rights they may have towards WorldACD pursuant to (the termination of) the shareholders' agreement.
Failure to complete
4.6.If the Purchaser fails to fulfil its obligations pursuant to clause 4.2 or any of the Parties fails to fulfil its obligations pursuant to clause 4.3, then the other Party may, in its absolute discretion, by written notice to the other Party:
(a)proceed to Completion, to the extent reasonably possible and permitted by any applicable laws;

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(b)defer Completion, in which event the provisions of this clause 4 shall apply to such deferred Completion, provided that Completion cannot be deferred past ten (10) Business Days following the original Completion Date; or
(c)subject to clause 18.1, and after first having deferred Completion with at least six (6) Business Days in accordance with clause 4.6(b), terminate this Agreement with immediate effect in the event Completion does not occur on the deferred Completion Date, without incurring any liability as a result thereof and without any obligation on any Party to consummate the Transaction or to continue negotiations.
5.SETTLEMENT OF INDEBTEDNESS
5.1.The Seller shall procure that effective as per Completion:
(a)all indebtedness due from the Seller or any of its respective Affiliates to the Companies, if any, is satisfied in full;
(b)all indebtedness due from the Companies to the Seller or any of its respective Affiliates, if any, is satisfied in full; and
(c)(i) the Companies are released from any guarantee, indemnity, surety, letter of comfort, Encumbrance or other similar liabilities given or incurred by it for the benefit of the Seller or any of its respective Affiliates, whether actual or contingent, in each case without any additional costs, expenses or damages for the Companies and (ii) the Seller and any of its respective Affiliates (as the case may be) have irrevocably waived, to the extent required in advance, any right of recourse against the Companies they have or may have.
5.2.The Seller shall indemnify and hold harmless the Purchaser and the Company against any breach of the covenants in clause 5.1.
6.WARRANTIES
6.1.The Seller and the Warrantors represent that each of the Warranties is as at the Completion Date true and accurate, it being understood that
(a)the Seller and Warrantors make representations and warranties in respect of themselves, WorldACD, the Subsidiary Shares and the Accounts, and
(b)all other representations and warranties (including with respect to the Seller, the Shares, the Company and the Accounts GdW) are only made by the Seller.
6.2.The Seller and the Warrantors acknowledge that the Warranties are material to the Purchaser's decision, and have been relied upon by the Purchaser to enter into this Agreement and acquire the Shares on the terms as set out in this Agreement. The Warranties constitute an express allocation of risk between the

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Purchaser and the Seller to the effect that any Warranty Breach is for the account and risk of the Seller and the Warrantors subject to the limitations and qualifications set out in this Agreement.
6.3.Each of the Warranties is made and given separately and independently from the others and is, unless otherwise stated, not limited by reference to any of the other Warranties or by any other provision of this Agreement and where a fact or circumstance would entitle the Purchaser to make a claim in respect of more than one Warranty, it shall be the sole discretion of the Purchaser to determine under which Warranty it makes a claim.
6.4.The Purchaser confirms to the Seller and the Warrantors that on the date of this Agreement it is not aware of any Warranty Breach.
1.5.The only warranties in respect of Tax are the Tax Warranties.
7.WARRANTY BREACHES
1.1.Following Completion, the Seller shall indemnify and hold the Purchaser and the Companies harmless against any amount of loss or damage incurred or suffered by the Purchaser and/or the Companies in relation to a breach of one or more Warranties, whereby the damage of the Companies is deemed to be the damage of the Purchaser (a Warranty Breach), to be determined in accordance with title 1, section 10 of book 6 of the DCC (Damages) provided that:
(a)to the extent the Warranty Breach relates to the warranties described in 6.1(b), the Seller shall be liable towards the Purchaser in full, and
(b)to the extent the Warranty Breach relates to the warranties described in 6.1(a), the Seller and the Warrantors shall be liable towards the Purchaser pro rata their Relevant Proportion.
1.2.The Purchaser shall notify the Seller, which shall act as representative for the Warrantors, in writing of a Warranty Breach within forty (40) Business Days after it has become aware of such Warranty Breach. The notice shall, to the extent possible, set out in reasonable detail the events or facts giving rise to the Warranty Breach and indicate the amount of Damages involved. The failure of the Purchaser to give a notice within the time limits referred to in this subclause shall not affect the rights of the Purchaser to be compensated hereunder, except to the extent the Damage resulting from the Warranty Breach have increased due to such failure to notify within the set time limit, in which case the Seller will not be liable for such increase of Damages.
8.LIMITATION OF LIABILITY
Thresholds
8.1.The Seller and the Warrantors shall not be liable for any Warranty Breaches (other than Warranty Breaches relating to the Fundamental Warranties), unless:

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(a)each individual Damage or a series of Damages arising from identical facts exceeds an amount of EUR 20,000; and
(b)the aggregate amount of all Damages from such Warranty Breaches exceeds an amount of EUR 200,000, in which case the Seller’s and the Warrantors’ liability shall be for the excess amount of such Damages only.
Maximum liability
8.2.The liability of the Seller and the Warrantors under this Agreement shall be limited as follows:
(a)the liability of the Seller and the Warrantors in respect of a Warranty Breach (other than the Fundamental Warranties) shall be limited to an amount equal to 50% of the Purchase Price A;
(b)the maximum aggregate liability of the Seller for all claims pursuant to this Agreement (including in respect of the Fundamental Warranties and Tax Indemnity) shall not exceed an amount equal his Relevant Proportion of the Purchase Price A plus the Purchase Price B (irrespective whether such amounts were received in cash or in kind, or held back in escrow); and
(c)the maximum aggregate liability of each of the Warrantors for all claims pursuant to this Agreement (including in respect of the Fundamental Warranties and Tax Indemnity) shall not exceed their respective Relevant Proportions of the Purchase Price A (irrespective whether such amount was received in cash or in kind).
Time limitations
8.3.The liability of the Seller and the Warrantors ends:
(a)in respect of the Fundamental Warranties on the date that is 5 (five) years after the Completion Date;
(b)in relation to a Tax Claim on the date that is 7 (seven) years after the Completion Date; and
(c)in respect of other Warranties on the date which is 18 (eighteen) months after the Completion Date.
Other limitations
8.4.The Seller and the Warrantors shall not be liable for a Warranty Breach to the extent:
(a)matters relating to such Warranty Breach have been Fairly Disclosed in the Disclosed Information;
(b)such Warranty Breach arises out of any change after Completion in the accounting policies or practices applied by the Purchaser or the Companies (other than to comply with applicable accounting standards or laws);

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(c)such Warranty Breach arises from any change in any legislation or regulation, any judicial or administrative interpretation of the law or any practice or policy of a regulatory authority after the date of this Agreement (whether or not retrospective in effect) and/or
(d)such Warranty Breach is caused or increased by any act, or omission to act, after Completion, by the Purchaser or any other member of the Purchaser Group, or by any Representative of the Purchaser, unless, such act or omission (i) is in the ordinary course of their business of the Companies as conducted prior to Completion, (ii) is carried out or effected pursuant to a legal binding obligation or commitment created on or before Completion, (iii) is carried out or effected to comply with any Law, (iv) is carried out or effected by the Purchaser or a member of the Purchaser’s Group at the request of or with the consent of the Seller, (v) is carried out or effected by the Purchaser or a Company to avoid or reduce a Tax Liability that would have arisen without such act or omission, (vi) would not have resulted in the relevant Tax Liability had the Warranties been true and accurate, or (vii) merely leads to the discovery by a Tax Authority of a matter giving rise to such Tax Liability.
1.5.For the purpose of this clause 8, the Seller's and Warrantors’ liability for any Warranty Breach, shall be reduced by:
(a)any amount actually received by any of the Companies from any third party, including any insurance policy, to the extent such amount relates to the facts, circumstances or events given rise to the Warranty Breach (net of any deductible amount and taking into account any resulting increase in premium);
(b)a specific provision or reserve for the matter giving rise to the Warranty Breach has been made in the Accounts or the Completion Balance Sheet;
(c)any amount in respect of such claim that was specifically included in the Completion Statement and/or the equity bridge; and
(d)any Tax refund actually received or realised by the Purchaser or any of the Companies or any deduction of Tax owing by the Purchaser or any of the Companies, to the extent that such refund or deduction relates to the facts, circumstances or events given rise to the Warranty Breach.
1.6.The Purchaser shall use its best efforts to claim an amount under an insurance policy if such claim is covered under such policy. If Purchaser is entitled to actually recover from a third party a sum which indemnifies or compensates Purchaser (in whole or in part) in respect of a claim for a Warranty Breach or for a claim which has been paid already by the Seller and/or Warrantors, then Purchaser shall procure that all reasonable steps are taken to enforce recovery against the third party, provided that nothing in this clause 8.6 shall require the Purchaser to take any such action which would be harmful to the reputation, goodwill or reasonable commercial interests of Purchaser or the Purchaser’s Group. If the Seller and/or Warrantors have already paid an amount in respect of a Warranty Breach and an actual recovery is made by Purchaser, Purchaser shall pay to Seller and/or Warrantors (as applicable), as soon as practicable after receipt, an amount equal to the lower of:

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(a)the sum recovered from the third party less any costs and expenses reasonably incurred in obtaining such recovery and less any Taxes due in respect of the recovery; or
(b)the amount previously paid by Seller and/or Warrantors to Purchaser.
1.7.The Purchaser shall use its best efforts to claim an amount from a Tax Authority if, after the Completion Date, any of the Companies is entitled to actually receive a repayment of Tax from any Tax Authority in respect of any period up to the Effective Date (in respect of WorldACD) or the Completion Date (in respect of the Company) and such refund or deduction relates to the facts, circumstances or events given rise to the Warranty Breach.
1.8.The Purchaser shall not be entitled to recover from the Seller and/or Warrantors more than once in respect of the same Damage suffered.
Exclusion of limitations
1.9.None of the limitations of Seller's and Warrantors’ liability pursuant to this clause 8 (whether in time, amount or otherwise) shall apply in the case of fraud or wilful misconduct on the part of the Seller or the Warrantors with respect to the warranties given by each of them pursuant to clause 6.1.
No claims against employees
1.10.With effect from Completion, the Seller and Warrantors hereby waive by means of an irrevocable third-party stipulation, their right to bring any claim against any present or former director or employee of the Company in respect of any information, opinion or advice supplied or given (or omitted to be supplied or given) by him or her to the Purchaser or a member of the Purchaser’s Group or Representatives in connection with the Transaction, other than in case of fraud, wilful misconduct or gross negligence on the part of such director or employee.
9.THIRD PARTY CLAIMS
1.1.If a claim of the Purchaser under this Agreement, including a claim for a Warranty Breach, but other than a Tax Claim (to which clause 11.9 applies instead), arises as a result of or in connection with a liability or alleged liability to a third party (a Third Party Claim), then:
(a)the Purchaser shall, and shall procure that the Companies shall use reasonable endeavours to strike a fair balance between the interests of the Seller in keeping the Damage likely to arise from such Third Party Claim as low as possible and the interests of the Purchaser and the Company in maintaining good relations with the third party concerned and to avoid an adverse effect on the Tax position of any member of the Purchaser’s Group.
(b)the Purchaser shall, and shall procure that the Companies shall, keep the Seller informed in writing of the conduct and progress of the Third Party Claim and shall provide the Seller with drafts of any documentation to be submitted by the Companies at a reasonable period prior to those documents

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being actually submitted and the Purchaser shall (and shall procure that the Companies shall) take into account any reasonable comments the Seller may have in respect of such documents;
(c)the Purchaser shall procure that the Companies shall take the reasonable interests of the Seller into account; and
(d)the Purchaser shall not, and shall procure that the Companies shall not, admit liability in respect of, or compromise or settle any Third Party Claim without the consent of the Seller, which consent shall not be unreasonably withheld or delayed.
10.SPECIFIC INDEMNITIES
1.1.From Completion, the Seller and the Warrantors, in the Relevant Proportion, shall at all times indemnify and hold harmless (on a euro-for-euro basis) the Purchaser or, at the Purchaser's sole discretion, any of the Companies, for all losses, costs, charges, expenses, damage, liabilities, claims, Taxes, demands, actions and legal proceedings (including reasonable attorney and expert fees and expenses) resulting directly or indirectly from or relating to:
(a)any liabilities or repayments (including penalties and interest, insofar due as a result of actions or omissions of the Companies prior to the Completion Date) of governmental support measures in relation to COVID-19 received by or on behalf of any of the Companies in the period up to the Completion Date, including the Temporary Emergency Bridging Measure for Sustained Employment (Tijdelijke Noodmaatregel Overbrugging voor Werkbehoud NOW);
(b)any claim from a third party, including penalties imposed by the Dutch Data Protection Authority (Autoriteit Persoonsgegevens), pursuant to non-compliance with the General Data Protection Regulation and any regulations derived from it, including but not limited to not maintaining a data breach register or a processor register in relation to the period up to Completion;
(c)any Leakage that occurred between the Effective Date up to and including Completion, other than Permitted Leakage;
(d)any liabilities (including Tax Liabilities) in relation to the costs incurred by the Companies in relation to the Transaction; and
(e)any commitment or liability of the Companies vis-à-vis Mr. Rogier Blocq, resulting from an agreement entered into between one or more of the Companies and Mr. Rogier Blocq prior to Completion pursuant to which Mr. Rogier Blocq would hold an irrevocable right to acquire shares in the capital of one of the Companies, unless in case such commitment or liability results solely from an action of the Purchaser or the Companies following Completion,

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provided that:
i.to the extent the claim relates to the Company or Leakage, only the Seller shall be liable towards the Purchaser, and
ii.to the extent the claim relates to WorldACD (other than with respect to Leakage), the Seller and the Warrantors shall each be liable towards the Purchaser pro rata their Relevant Proportion.
1.2.From Completion, the Seller shall at all times indemnify and hold harmless (on a euro-for-euro basis) the Purchaser or, at the Purchaser's sole discretion, the Company, for all losses, costs, charges, expenses, damage, liabilities, claims, Taxes, demands, actions and legal proceedings (including reasonable attorney and expert fees and expenses) resulting directly or indirectly from or relating to (i) any deviation from the assumed Cash, Debt or Net Working Capital of the Company as set forth in clause 3.1(b), in which case the Seller shall be obliged to pay the difference between the actual Cash, Debt and/or Networking Capital and the assumed amounts set forth in clause 3.1(b) and (ii) any liabilities (including Tax Liabilities) of the Company relating to the period prior to Completion.
1.3.None of the Seller's and Warrantors’ obligations under clause 10.1 and 10.2 shall be limited or qualified in any respect by the provisions of this Agreement, with the exception of clause 8.2(a). Notwithstanding the above, clause 9.5(d) and 9.7 shall also apply with respect to clause 10.1(c).
Tax Indemnities
1.4.The Seller and the Warrantors shall indemnify (schadeloosstellen) and hold harmless (vrijwaren) the Purchaser (or at the sole discretion of the Purchaser the Company) pro rata its Relevant Proportion for an amount of any Tax Liability of WorldACD which (i) relate to, result from or have their origin in any (part of any) period ending on the day before the Effective Date, (ii) relate to, result from or have their origin in any (part of any) period ending on the day before the Completion Date, unless incurred in the ordinary course of business, (iii) relate to any tax claim under section 34 or 35 DCA, and (iv) any reasonable out-of-pocket costs and expenses suffered or incurred by WorldACD or any other member of the Purchaser’s Group in connection with any item referred to in this clause 10.4, or in connection with any reasonable action taken in avoiding, mitigating, resisting or settling any matter or circumstance that would otherwise give rise to a claim under this clause 10.4 (the WorldACD Tax Indemnity).
1.5.The Seller shall indemnify (schadeloosstellen) and hold harmless (vrijwaren) the Purchaser (or at the sole discretion of the Purchaser the Company) for an amount of any Tax Liability of the Company which (i) relate to, result from or have their origin in any (part of any) period ending on the day before the Completion Date, (ii) relate to any tax claim under section 34 or 35 DCA and (iii) any reasonable out-of-pocket costs and expenses suffered or incurred by the Company or any other member of the Purchaser’s Group in connection with any item referred to in this clause 10.5, or in connection with any reasonable action taken in avoiding, mitigating, resisting or settling any matter or circumstance that would otherwise give rise to a claim under this clause 10.5 (the Company Tax Indemnity and collectively with the WorldACD Tax Indemnity the Tax Indemnities).

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1.6.The Tax Indemnities shall not cover any Tax Liability to the extent that:
(a)such Tax Liability has been adequately and specifically provided for in the Accounts or the Accounts GdW and the full amount of such provision is available on the Completion Date;
(b)such Tax Liability is taken into account in the Completion Statement as Debt or Net Working Capital;
(c)the Tax Liability would not have arisen but for a voluntary act or omission carried out or effected by the Purchaser or any of the Companies after Completion; or
(d)such Tax Liability arises or is increased solely as a result of a change in the Law or regulation, any judicial or administrative interpretation of the Law or any practice or policy of a regulatory authority (whether or not retrospective in effect) announced after the Completion Date; or
(e)such Warranty Breach arises out of any change after Completion in the accounting policies or practices applied by the Purchaser or the Companies (other than to comply with applicable accounting standards or laws).
1.7.Clause 8.2(a), 8.3(b), 8.5, 8.6, and 8.7 shall apply mutatis mutandis to claims under the Tax Indemnities.
1.8.The disclosure by the Seller and the knowledge of the Purchaser shall not operate to exclude or limit the Seller's and Warrantors’ liability under the Tax Indemnities.
1.9.If WorldACD actually receives any Tax Refund in respect of any period ending on or prior to the Effective Date, to the extent such Tax Refund has not been taken into account in the Accounts, then Purchaser shall promptly notify Seller of such Tax Refund. The Tax Refund shall be paid, by way of an adjustment of the Purchase Price, by Purchaser to the Seller and the Warrantors pro rata their Relevant Proportion within 10 (ten) Business Days of its determination, unless any payment is then due by the Seller and the Warrantors under the WorldACD Tax Indemnity in which case such Tax Refund will be set off against such payment then due, and if and to the extent there is an excess, such excess shall promptly be paid by Purchaser to the Seller and the Warrantors pro rata their Relevant Proportion.
1.10.If the Company actually receives any Tax Refund in respect of any period ending on or prior to the Completion Date, to the extent such Tax Refund has not been taken into account in the Accounts, then Purchaser shall promptly notify Seller of such Tax Refund. It shall be paid, by way of an adjustment of the Purchase Price, by Purchaser to Seller within 10 (ten) Business Days of its determination, unless any payment is then due by Seller under the Company Tax Indemnity in which case such Tax Refund will be set off against such payment then due, and if and to the extent there is an excess, such excess shall promptly be paid by Purchaser to Seller.
1.11.The Seller shall procure that the Companies shall prepare and submit all Tax returns of the Companies to the extent these are required to be filed before the Completion Date (Pre-Completion Tax Return), consistent with past practice (unless otherwise required by Law) and within the relevant time limits. The Purchaser shall

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procure that the Companies prepare and submit all Tax returns of the Companies that are not a Pre-Completion Tax Return, consistent with past practice and within the relevant time limits. The Seller and the Purchaser shall provide each other with such information and assistance as they may reasonably require to comply with their respective obligations under this clause 10.11 and shall keep each other fully informed about any correspondence with a Tax Authority relating to the such Tax returns.
1.12.The Seller and the Purchaser shall promptly notify each other in writing and within 10 (ten) Business Days upon receipt of a notice of a Tax Audit which has given or may give rise to a Tax Claim. The Purchaser shall be entitled to elect to control the conduct of any such Tax Audit. The Seller shall control the conduct of any Tax Audit not assumed by the Purchaser. The Parties shall render the other Party such assistance as may reasonably be requested in order to ensure the proper and adequate defence of any such Tax Audit. The Party controlling the conduct of any Tax Audit shall:
(i)take into account all reasonable comments the other Party may have;
(ii)file a pro forma objection (bezwaarschrift) in case the Tax Audit results in a Tax Liability;
(iii)obtain the other Party’s prior written consent (which consent shall not be unreasonable withheld, conditioned or delayed) on any settlement or compromise in relation to such Tax Audit; and
(iv)at all times keep the other Party informed of any developments in the defence of any such Tax Audit and of its intentions as to how to proceed and shall deliver to the other Party copies of all correspondence sent to or received from any Tax Authority in respect of such Tax Audit.
11.SECURITY
Escrow
1.1.As security for the obligations of the Seller under this Agreement:
(a)the Seller and the Purchaser will enter into the Escrow Agreement with the Escrow Agent on the Transfer Date; and
(b)on the Completion Date, an amount equal to EUR 1,500,000 will be transferred by the Notary into the Escrow Account in accordance with the Notary's Letter (the Escrow Amount).
1.2.The Escrow amount will be released as follows:
(a)on the day which is 9 months after the Completion Date, an amount equal to EUR 750,000 less the total amount of Purchaser's outstanding claims against Seller under this Agreement at that time will be released to the Seller in accordance with the terms of the Escrow Agreement;

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(b)on the day which is 18 months after the Completion Date, an amount equal to EUR 750,000 less the total amount of Purchaser's outstanding claims against Seller under this Agreement at that time will be released to the Seller in accordance with the terms of the Escrow Agreement; and
(c)the remaining amount (if any) will be released in accordance with the terms of the Escrow Agreement.
1.3.The Purchaser and the Seller shall each promptly give all necessary written instructions to the Escrow Agent to effect a release from the Escrow Account in accordance with this Agreement and the terms of the Escrow Agreement.
1.4.The provisions of the Escrow Agreement and this Agreement in connection with the escrow referred to in this clause 11 shall in no way affect or limit Purchaser's right to bring any claim against Seller in accordance with the terms and conditions of this Agreement.
Capital Maintenance Statement
1.5.As security for the obligations of the Warrantors under this Agreement, each of the Warrantors shall provide the Purchaser with a Capital Maintenance Statement at Closing, duly executed by the Warrantors and their ultimate beneficial owners. The Capital Maintenance Statement will have a duration of 24 months following the Closing Date (Capital Maintenance Period).
1.6.In the event that no claims have been made under this Agreement by the Purchaser before the expiry of the Capital Maintenance Period, the Capital Maintenance Statement shall terminate, in accordance with its terms.
1.7.To the extent that any claims have been made under this Agreement within the Capital Maintenance Period which have not been withdrawn, or paid by the relevant Warrantor, the Capital Maintenance Statement will continue, it being understood that the obligations under it will extend only to the aggregate amount of such claims.
12.NON-COMPETE
1.1.The Seller shall not, directly or indirectly, and shall not via its Affiliates, for a period of three (3) years from Completion:
(a)have an interest in, be engaged in, or be concerned with, or approach any person with a view to obtaining an interest in or being engaged in or concerned with, any business involving the development or production of, or the trading in, any products developed, produced or traded by, or the provision of services developed or provided by, WorldACD (including index services) which is competing with the business as carried out by WorldACD as at the Completion Date or as envisaged to be conducted, developed, produced or traded at such date as evidenced by investments made

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prior to the Completion Date, in the geographical area in which WorldACD is currently active, other than passive financial investments of up to 5% in listed companies or in funds;
(b)persuade, cause or attempt to persuade any distributor, commercial agent, employee or independent contractor of, or natural person engaged on the basis of a management or similar agreement by, WorldACD at the Completion Date, to terminate its relationship with WorldACD, or employ or engage any such person within 12 (twelve) months after the effective termination of such person’s relationship with WorldACD;
(c)persuade, cause or attempt to persuade any customer of WorldACD at the Completion Date to terminate its relationship with WorldACD, or take any action that may result in the impairment of such relationship including by seeking to obtain orders from, or offering goods or services competitive to WorldACD to, any person who has been a customer of WorldACD within 12 (twelve) months immediately preceding the Completion Date;
(d)persuade, cause or attempt to persuade any supplier of WorldACD at the Completion Date to terminate its relationship with WorldACD, or take any action that may result in the impairment of such relationship including by soliciting or enticing away from WorldACD any supplier who regularly supplied goods or services to WorldACD within 12 (twelve) months immediately preceding the Completion Date for the purpose of providing competitive goods or services as WorldACD; and/or
(e)persuade, cause or attempt to persuade any other person doing business with WorldACD to terminate its relationship with WorldACD, or take any action that may result in the impairment of such relationship, other than (i) through WorldACD, (ii) with the prior written approval of the Purchaser or (iii) otherwise for the benefit of WorldACD.
1.2.In the event of any breach by the Seller or any entity as meant in clause 12.1 of any of their obligations under clause 12.1 and without any notice or prior announcement on the part of the Purchaser being required, the Seller shall pay a penalty to the Purchaser of EUR 150,000 for any such breach and, upon receipt of a default notice, a penalty of EUR 25,000 for every day such breach continues. Notwithstanding the foregoing, such penalties shall be payable to the Purchaser without prejudice to the Purchaser's right to seek full compensation for all damages incurred as a result of, or in connection with such breach, and its right to demand performance of this Agreement.
13.CONFIDENTIALITY
13.1.No Party is permitted to make (or to permit any person connected with it to make) any announcement concerning this Agreement, the transaction contemplated by this Agreement or any ancillary matter before, on or after Completion, unless otherwise agreed between the Parties. Each Party shall procure that none of its Representatives shall make any announcement concerning this Agreement, the transaction contemplated by this Agreement or any ancillary matter before, on or after Completion.

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13.2.Subject to clause 13.3 and clause 13.4, each of the Parties shall treat as strictly confidential any information received or obtained pursuant to the entering into or performance of this Agreement in connection which the negotiations relating to this Agreement, the business and affairs of the other Parties, any document referred to in this Agreement or the provisions or subject matter of this Agreement.
13.3.Nothing in this clause 13 prevents any announcement being made or any confidential information being disclosed or retained:
(a)with the prior written approval of the other Parties, which in the case of any announcement shall not unreasonably be withheld or delayed; or
(b)to the extent required by law or any competent regulatory body, but a Party required to disclose any confidential information shall promptly notify the other Parties, where practicable and lawful to do so, before disclosure occurs and co-operate with the other Party regarding the timing and content of such disclosure or any action which the other Party may reasonably elect to take to challenge the validity of such requirement; or
(c)as may be necessary in connection with the filing of tax returns or claims for refund or in conducting an audit or other tax proceedings relating to the disclosing party or to comply with any statutory requirements.
13.4.Nothing in this clause 13 prevents disclosure of confidential information by any Party:
(a)to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that Party or any person connected with it;
(b)to the extent required by law or any competent regulatory body; or
(c)to that Party's professional advisers, auditors or bankers, but before any disclosure to any such person the relevant Party shall procure that the recipient is made aware of the terms of this clause 13 and shall procure that each such person adheres to those terms as if he were bound by the provisions of this clause 13.
14.NOTICES
14.1.Any notice or other formal communication given under this Agreement must be in writing and may be sent by email, delivered in person, or sent by registered post (aangetekende post) to the Party to be served as follows:
(a)if such communication relates to legal proceedings (including a subpoena), to the Seller at:
De Roos Advocaten
Hamerstraat 19-1
1021 JT Amsterdam

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E-mail: philip.deroos@deroosadvocaten.nl
for the attention of: Mr. P. de Roos
(b)any other communication to the Seller at:
Mr Gerard de Wit
9 Avenue de l’Horizon 1150 Brussels, Belgium
E-mail: gerarddewit2022@gmail.com
(c)to the Purchaser at:
Shanwick B.V.
E-mail: kdwh@worldacd.com, bva@worldacd.com and dphilp@airt.net for the attention of: the management board
with a copy to:
Air T, Inc.
5000 W 36th Street, Suite 200
Minneapolis, MN 55416
E-mail: dphilp@airt.net
for the attention of: Mr D. Philp
with a copy to:
JB Law
Vondelstraat 47
1054 GJ Amsterdam
E-mail: malu@jblaw.nl
for the attention of: mr M. Dijkstra,
(d)to Ubi Concordia at:
Ubi Concordia B.V.
Schouwtjeslaan 108
2012 KK Haarlem, the Netherlands
E-mail: kdwh@worldacd.com
with a copy to:
Cleber N.V.
Herengracht 450
1017 CA Amsterdam
E-mail: voorvaart@cleber.nl
for the attention of: mr B. Voorvaart

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(e)to Decision Company at:
Decision Company B.V.
Europaplein 103
1079 AW Amsterdam, the Netherlands
E-mail: bva@worldacd.com
with a copy to:
Cleber N.V.
Herengracht 450
1017 CA Amsterdam
E-mail: voorvaart@cleber.nl
for the attention of: mr B. Voorvaart,
or at such other address as the relevant Party may notify to the other Party under this clause 14.
14.2.Any notice or other communication shall be deemed to have been given:
(a)if sent by email, at the time of the confirmation of receipt;
(b) if delivered in person, at the time of delivery; and
(c)if sent by registered post, on the day indicated on the confirmation of receipt.
14.3.In proving the giving of a notice or other formal communication it shall be sufficient to prove that delivery in person was made or that the envelope containing the communication was properly addressed and posted, either by prepaid post or by prepaid airmail as the case may be.
15.COSTS
Save as otherwise provided in this Agreement, each Party shall pay the costs and expenses incurred by it and each person connected to it in connection with the entering into, and Completion of, this Agreement. The fees and costs of the Notary shall be borne by the Purchaser. Seller and Purchaser have agreed that Seller will compensate the Purchaser for part of Purchaser’s cost, said part agreed to be an amount equal to EUR 58,255. Such amount is set off against the (Estimated) Purchase Price A in accordance with clause 4.2.
16.AMENDMENTS
Except as provided otherwise elsewhere in this Agreement, this Agreement can only be amended by means of a written instrument, executed by all Parties.
17.FURTHER ASSURANCES

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On or after Completion each of the Parties shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary person) all such deeds, documents, acts and things as the other Party may from time to time require in order to give full effect to this Agreement.
18.GENERAL
18.1.Termination of this Agreement shall not affect any rights or liabilities of any Party in respect of any previous breach of this Agreement nor the continued validity of the provisions of clauses 1 (Definitions), 9.1 (Confidentiality), 14 (Notices), 15 (Costs), 16 (Amendments), 18 (General) and 19 (Governing Law and Jurisdiction) and all the other clauses of this Agreement shall lapse (vervallen) and cease to have effect.
18.2.No Party can assign any of its rights or transfer any of its obligations under this Agreement without the prior written consent of the other Party, provided that the Purchaser may assign and/or pledge any and all rights under this Agreement to its financing banks to the extent such financing bank provided financing to the Purchaser to consummate the Transaction.
18.3.Unless explicitly stated otherwise in this Agreement, the Parties waive their rights, if any, to annul, (partly) rescind, (partly) dissolve (ontbinden) or cancel this agreement, or to invoke sections 6:228, 6:230 or 6:265 of the DCC.
18.4.Rights under this Agreement may only be waived in writing and delay in exercising or non-exercise of any rights does not constitute a waiver of that right.
18.5.If a clause or provision of this Agreement becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability of any other clause or provision of this Agreement and the Parties shall use their reasonable best endeavours to replace such illegal, invalid or unenforceable clause or provision by a legal, valid and enforceable clause or provision that is as similar as possible to the illegal, invalid or unenforceable clause or provision.
18.6.Except as expressly stated in this Agreement, the terms of this Agreement may be enforced only by a Party to this Agreement. In the event any third party stipulation (derdenbeding) contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.
18.7.This Agreement contains the whole agreement between the Parties relating to the subject transactions contemplated by this Agreement and supersedes any and all previous agreements, whether oral or (executed) in writing, between the Parties relating to these transactions.
18.8.This Agreement may be signed in any number of counterparts each of which, when executed by one or more of the Parties, shall constitute an original. Delivery of an executed counterpart of a signature page of this Agreement by PDF file (or other scanned document) sent by email to the Parties or execution of a counterpart via mutually accepted signature software shall be effective as delivery of an original counterpart of this Agreement.

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18.9.The language of this Agreement and the transactions envisaged by it is English and all notices and other communications shall be in English unless otherwise agreed. The Parties acknowledge that they fully understand all the provisions of this Agreement.
19.GOVERNING LAW AND JURISDICTION
19.1.This Agreement (including this clause 19) is exclusively governed by, and shall be construed in accordance with, the laws of the Netherlands.
19.2.The Parties irrevocably agree that the courts of Amsterdam, the Netherlands, are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of the Parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.
[signature page follows]

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Signature Page
SHARE PURCHASE AGREEMENT
SIGNED on the date stated at the beginning of this Agreement by:

SHANWICK B.V. ____________________ By: Mr D.C. Philp Title: solely authorized director	MR G.P.M. DE WIT ____________________

UBI CONCORDIA B.V. ____________________ By: Mr K.R. Versélewel de Witt Hamer Title: solely authorized director	DECISION COMPANY B.V. ____________________ By: Mr A.J. van Asten Title: solely authorized director

For agreement to clauses 4.5, 13 (Confidentiality) 14 (Notices), 16 (Amendments), 18 (General) and 19 (Governing Law and Jurisdiction):

MR A.J. VAN ASTEN ____________________	MR K.R. VERSÉLEWEL DE WITT HAMER ____________________

For agreement to clauses 4.5, 13 (Confidentiality) 14 (Notices), 16 (Amendments), 18 (General) and 19 (Governing Law and Jurisdiction):

GDW BEHEER B.V. ____________________ By: Mr G.P.M. de Wit Its: solely authorized director

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Appendix 1Determination of the Purchase Price
Part 1: Determination final Purchase Price
1.Within 60 Business Days after Completion, the Purchaser shall provide the Seller with the following documents:
(i)an unaudited balance sheet of WorldACD reflecting the financial position of WorldACD at the Completion Accounts Date (the Completion Balance Sheet); and
(ii)a written statement setting out the amount of the Cash, Debt and Net Working Capital of WorldACD at the Completion Accounts Date and hence the amount of the Purchase Price A payable (in deviation from the Estimated Purchase Price A, if applicable) and the calculations thereof (the Completion Statement), all prepared and calculated in accordance with the principles and example calculation as set out in Part 2 and Part 3 of this Appendix 1.
2.The Completion Statement shall be binding upon the Parties, unless the Seller notify the Purchaser within 45 (forty-five) Business Days following delivery to the Seller of the Completion Statement that it disputes any of the line items as included in the Completion Statement. Such notice (a Dispute Notice), shall state at least the following:
(a)the item or items in dispute;
(b)the reasons for such dispute; and
(c)details of the proposed adjustments to the Completion Balance Sheet and to the Purchase Price.
3.If a Dispute Notice is given in accordance with paragraph 2 above, the Parties shall endeavour to agree the Completion Balance Sheet in good faith. Failing such agreement in writing within 30 (thirty) Business Days of receipt of the Dispute Notice (or such later date as may be agreed in writing between the Parties), any item or items which then remain in dispute shall be referred for determination to an independent expert appointed by the Parties acting jointly or, if the Parties cannot agree on such expert, at the joint instruction of the Parties by an independent expert appointed by the president of the Dutch Institute for Registered Valuators (Nederlands Instituut voor Register Valuators) (the Independent Expert). The Independent Expert shall advise on the items included in the Dispute Notice within 30 (thirty) Business Days following his appointment. The decision of the Independent Expert shall, in absence of fraud or manifest error, be final and binding upon the Seller and the Purchaser. The costs of the Independent Expert shall be apportioned between the Seller and the Purchaser, in inverse proportion, as they may prevail on the matters in dispute.
4.Following agreement of the Parties or determination by the Independent Expert pursuant to paragraph 3 above, the Completion Statement shall where applicable be adjusted and be final and binding on the Parties

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for the purposes of this Agreement, constituting an agreement between the Purchaser and the Seller on the Completion Statement and the Purchase Price A, and the elements of them.
5.If the Purchase Price as determined in accordance with this Part 1 of this Appendix 1 is:
(a)higher than the Estimated Purchase Price A, the Purchaser shall promptly but no later than 10 (ten) Business Days following determination pay the balance thereof to a bank account designated by the Seller in writing; and
(b)lower than the Estimated Purchase Price A, the Parties shall promptly but no later than 10 (ten) Business Days following determination pay the balance thereof to a bank account designated by the Purchaser in writing.
6.Each Party agrees that it shall provide to the other Party (and its advisors) and to the Independent Expert, all reasonably requested information, documentation, assistance and access to books and records so as to enable the requesting party to exercise its rights under this Appendix 1.
Part 2: Applicable principles and example calculations
7.In preparing the Completion Statement the items and amounts to be included in the calculation of the Cash, Debt and Net Working Capital of WorldACD for the purposes of the Estimated Purchase Price and the Completion Statement shall be identified in accordance with the line items included in the calculation set out below under part 3 of this Appendix 1, and only in the event that any item of Cash, Debt and/or Net Working Capital of WorldACD cannot be identified on the basis of such calculation, the relevant definitions in clause 1 shall be applied thereto.
Part 3: Estimated Purchase Price
8.The Estimated Purchase Price A and hence the Estimated Purchase Price has been calculated as follows, based on the figures of WorldACD at 31 December 2021.
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Appendix 2Warranties
1.Capacity and consequences of sale
1.1The Seller has not been declared bankrupt (failliet verklaard) and has not been granted (preliminary or definitive) moratorium of payment (voorlopige of definitieve surséance van betaling) and no resolutions have been taken and no requests have been made to that effect.
1.2The Seller has the requisite capacity, power and authority to enter into and to perform this Agreement and this Agreement and all other documents to be entered into by the Seller in connection with this Agreement will, when executed, constitute binding obligations on the Seller in accordance with their respective terms.
2.The Companies
2.1Each of the Companies has been duly incorporated and properly formed, is validly existing, is authorised and capable to legally own its assets and to conduct its business as currently conducted, its articles of association are in accordance with all applicable laws and regulations, none of the Companies has been dissolved nor has it been declared bankrupt (failliet verklaard) nor has it been granted (preliminary or definitive) moratorium of payment (voorlopige of definitieve surséance van betaling) or its equivalent in any jurisdiction and no resolutions have been taken and no requests have been made to that effect and to the Seller’s best knowledge there are no circumstances that could otherwise result in dissolution of any of the Companies by any competent court.
2.2No proposal has been made and no resolution has been taken regarding a legal merger (juridische fusie) of any of the Companies with any other person or regarding a legal demerger (juridische splitsing) of any of the Companies, or in respect of the equivalents of a legal merger or legal demerger in any jurisdiction.
3.The Shares
3.1The Shares constitute the entire issued and outstanding share capital of the Company and the shares in WorldACD constitute the whole of the issued and outstanding share capital of WorldACD (the Subsidiary Shares). The Shares and the Subsidiary Shares have been validly issued and are fully paid up, free of further capital contribution obligations.
3.2The Seller is the sole owner of the Shares and the Seller has full power, right and authority to transfer the Shares held by it to the Purchaser and there is no person that is entitled to, or has claimed to be entitled to, require any of the Companies to issue or transfer any Share or Subsidiary Share now or at any future date and whether contingently or not.
3.3There is no Encumbrance on, over or affecting any of the Shares or the Subsidiary Shares, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing. There are no outstanding depositary receipts (certificaten) in relation to the Shares or the Subsidiary Shares.
3.4None of the Companies does own any shares, depositary receipts or other securities in any person and is not a party to or member of any other person under the laws of any jurisdiction.

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3.5None of the Companies does hold shares in its own capital.
4.Constitutional documents and registration
4.1The copies of the constitutional and corporate documents of each of the Companies which are included in the Disclosed Information are true, accurate and complete in all respects and no resolution has been taken to amend any of these constitutional or corporate documents.
4.2All statutory books and registers of each of the Companies have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received and all returns and particulars, resolutions and other documents which the Companies are required by law to file with or deliver to any relevant authority have been correctly made up, duly filed and/or delivered.
5.The Accounts
5.1Each of the Accounts and the Accounts GdW:
(i)have been prepared in accordance with applicable law and regulations;
(ii)present a true and fair view (getrouw beeld) of and contain an understandable and systematic view of the assets and liabilities and the financial position of each of the Companies as at the Accounts Date for the period ended on the Accounts Date;
(iii)contain either provisions adequate to cover, or full particulars in notes of, all Tax (including deferred Tax) and other liabilities (whether quantified, contingent or otherwise) of each of the Companies as at the Accounts Date;
(iv)have been duly filed in accordance with applicable Law;
(v)have been prepared on a basis consistent with the basis, methodologies, principles and practices employed in each of the Companies’ accounts for each of the 3 (three) preceding financial periods without any material change in the accounting basis, methodologies, principles and practices used.
5.2None of the Companies has lent any money which has not been repaid to them nor do they own the benefit of any debt (whether present of future) other than debts accrued to it in the ordinary course of its business.
5.3No dividend, whether in cash or in kind, has been declared or paid by any of the Companies.
5.4All financial and accounting records of each of the Companies are up-to-date and compete, have been properly maintained and prepared and adopted in accordance with law, and where required by Law have been duly filed. Each of the Companies has complied with all statutory accounting requirements.
6.Ownership of assets

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6.1Each of the Companies owned at the Accounts Date all the assets included in the Accounts, which in so far as the assets are comprised of equipment perform the tasks for which they are designed and have been properly serviced and maintained.
6.2None of the Companies does hold assets under any agreement for lease, hire, hire-purchase, retention of title or sale on conditional or deferred terms, except to the extent Fairly Disclosed.
6.3None of the property, assets, undertaking, goodwill or uncalled capital of each of the Companies is subject to any Encumbrance or any agreement or commitment to give or create any Encumbrance, and no person has claimed to be entitled to any of the foregoing.
6.4None of the Companies has been a party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by it as at the Accounts Date, is liable to be transferred or re-transferred to another person or which gives or to the best of Seller's knowledge may give rise to a right of compensation or payment in favour of another person under the law of any relevant jurisdiction or country.
6.5The assets owned by each of the Companies together comprise all the assets necessary for the continuation of their businesses as currently conducted.
6.6The receivables of each of the Companies included in the Accounts have realised their nominal amounts plus any accrued interest less any provisions for bad and doubtful debts included in the Accounts.
6.7All receivables of each of the Companies at Completion will to the Seller’s best knowledge in the ordinary course of collection realise, no later than 60 days after Completion, their nominal amounts plus any accrued interest (if any).
7.Operation since Accounts Date
Since the Accounts Date:
(i)each of the Companies has conducted its business in a normal and proper manner;
(ii)there has been no deterioration in the values of any of the assets such that the market value of any asset is less than the value attributed to it in the Accounts and no fixed asset of each of the Companies has been revalued;
(iii)none of the Companies has entered into a commitment outside its ordinary course of business;
(iv)there has been no deterioration in the turnover, financial or trading position or the prospects of each of the Companies;
(v)each of the Companies has paid its creditors within the times agreed with them;
(vi)no asset of a value or price in excess of EUR 50,000 has been acquired or disposed of or agreed to be acquired or disposed of by the Companies on capital account, and no contract involving

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expenditure by it on capital account in excess of EUR 50,000 in total has been entered into by the Companies;
(vii)there has been no disposal or acquisition of any asset or supply of any service or business facility of any kind by or to the Companies in circumstances where the consideration actually received or receivable for the disposal, acquisition or supply was less than or exceeds the consideration which could be deemed to have been received for Tax purposes;
(viii)no dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by the Companies, with exception to the Divided Amount;
(ix)no resolution in a general meeting has been passed by the Companies;
(x)no event has occurred which gives rise to Taxation to the Companies on deemed (as opposed to actual) income, profits or gains or which results in the Companies becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person; and/or
(xi)no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness of the Companies prior to the normal maturity date.
8.Contractual matters
8.1For the purposes of this paragraph 8, the term ‘Material Contracts’ means all current contracts of each of the Companies which have generated, or are expected to generate a contract revenue or have a contractual value in excess of EUR 50,000 per annum and all customer contracts that are expected to generate a contract revenue or have a contractual value in excess of EUR 50,000 per annum.
8.2Copies of all of the Material Contracts are included in the Data Room and such Material Contracts are in force, constitute binding obligations on the parties thereto and have, in all material respects, at all times been complied with by the Company and/or WorldACD and by the counterparties thereto.
8.3No allegation of any breach of any Material Contract has been received by the Company and/or WorldACD and there are no circumstances likely to give rise to any breach of, or default under, any Material Contracts by any party thereto.
8.4No written notice of amendment, termination, rescission (ontbinding), nullification (vernietiging) or invalidation has been received by the Companies, or given by the Companies, in respect of any Material Contract to which the Company and/or WorldACD is/are a party and, to the Seller’s best knowledge, there is no fact or circumstance, including the entering into of this Agreement and the fulfilment of the obligations thereunder, which might invalidate or entitle the other party to terminate, cancel or amend any Material Contract or which might affect any right, claim or obligation of the Company under such Material Contracts.
8.5No written notice of amendment, termination, rescission (ontbinding), nullification (vernietiging) or invalidation has been received by the Companies, or given by the Companies, in respect of any Material Contract to which the Company and/or WorldACD is/are a party.

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8.6None of the Companies is or has agreed to become a party to, bound by or liable under any agreement which:
(i)is not on arm’s length commercial terms in the ordinary and usual course of the Companies’ businesses;
(ii)is with a Seller or is an agreement in which a Seller is interested;
(iii)relates to the acquisition of securities of any other entity or the acquisition of the business and/or assets of any other entity or person;
(iv)relates to the sale of securities held by the Companies or sale of the businesses of the Companies (or any part of such business);
(v)involves any agency, distributorship, franchise, consortium collaboration, partnership, joint venture, profit sharing arrangement or kickbacks;
(vi)limits or excludes its right to do business and/or compete in any geographical area or field or with any person;
(vii)is incapable of complete performance by the Company or WorldACD (as applicable) in accordance with its terms within 6 months after the date on which it was entered into; or
(viii)is for the supply by or to it of goods and/or services exclusively to or from any person.
9.Employees
9.1There are no persons holding power of attorney or who are authorised to dispose of any funds of the Companies or to commit or bind the Companies in any way.
9.2The Data Room contains (i) the names and main terms of employment of all employees of each of the Companies (the Employees) (including full particulars of direct and indirect, fixed and variable, remuneration), and details of any loans or advances made to any Employee or former employee, or any guarantees made to or for the benefit of these persons, (ii) particulars of any agreement for the provision of services as an independent contractor to any of each of the Companies, and (iii) particulars of any collective bargaining agreement.
9.3Neither the Companies nor the Seller has made any commitment towards the Employees, as regards a future change to the employment conditions of the Employees, other than in the ordinary course of business.
9.4No bonuses are payable to any employees, directors or officers of any of the Companies and no bonuses will become payable due to the entering into of this Agreement or the fulfilment of the obligations thereunder.

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9.5All amounts due by any of the Companies to or in respect of any Employee, or former or prospective employee (including social security contributions, insurances, or other benefits) have been duly paid or discharged on their due dates for payment.
9.6There are no self-employed persons that are being or should have been treated for Tax purposes as employees. None of the Companies is currently retaining any employees through temporary employment agencies.
9.7None of the Companies does qualify, or has applied to qualify as an own-risk bearer (eigenrisicodrager) for the purpose of the Sickness Benefits Act (Ziektewet) or the Work and Income (Capacity for Work) Act (Wet werk en inkomen naar arbeidsvermogen).
9.8There is no Employee that due to illness, injury or other disability is or has been unable to work or has been absent from work for a period longer than 2 (two) consecutive months during the past 12 (twelve) months.
9.9The Companies does not have a works council, nor is there any trade union active within or involved in any of the Companies. The Companies have not received any request to establish a works council.
9.10There are no pending or to the best of Seller's knowledge threatened disputes between any of the Companies and any Employee or former employee or any strikes, lockouts or actions pending by the Employees, and to the Seller’s knowledge there are no facts or circumstances which might give rise thereto.
9.11No Employee or former employee of any of the Companies is or has been a party to any stock appreciation right granted by any of the Companies.
9.12All non-European Employees have a valid working permit and each of the Companies has at all times acted in accordance with the relevant immigration Laws.
10.Pensions
10.1Except pursuant to the pension schemes included in the Disclosed Information, none of the Companies has paid, provided or contributed towards, and is not under any obligation or commitment (whether or not legally enforceable or written or unwritten or of an individual or collective nature) to pay, provide or contribute towards any pension arrangement for or in respect of any present or past employee, director or other officer (or any spouse, child or dependant thereof) of any of the Companies or of any predecessors in business of any of the Companies, including in respect of so called back service obligations.
10.2The pension schemes have at all times been operated in accordance with, and the Companies have observed and performed all their obligations under, the documents relating to the pension schemes, the requirements of the relevant Taxation and other authorities applicable to the pension scheme and all applicable laws and no dispute has arisen or been threatened in connection with the pension schemes.
10.3In relation to the pension schemes, all contributions and other payments due from the participating employers and employees have been paid to the pension scheme.

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10.4All current and former (part time and fulltime) employees of any of the Companies, who have entered into an employment contract for an indefinite period, have been granted the opportunity to participate in the pension and other income insurance schemes operated by each of the Companies. All employees not participating in such schemes and their spouses have signed a waiver which is in the possession of any of the Companies.
11.Insurance
11.1Complete and accurate details of all insurance policies taken out for the benefit of each of the Companies has been disclosed to the Purchaser in the Data Room (the Companies’ Insurance Policies).
11.2The Companies’ Insurance Policies are in full force and effect, valid and enforceable. Each of the Companies has at all times complied with the terms of the Companies’ Insurance Policies and have paid all premiums due thereon.
11.3All the assets and undertaking(s) of each of the Companies of an insurable nature are insured in amounts which is market standard or usual for such assets or undertaking(s).
11.4No written notifications have been received with regard to the termination or non-renewal of any insurance policy of any of the Companies or its continuation or renewal on less favourable terms and conditions.
11.5None of the Companies has any outstanding insurance claims and there are no circumstances which haven given or, so far as the Seller is aware, are likely to give rise to any claim or require notification under any of the insurance policies which have not been notified to the relevant insurers.
12.Intellectual property rights
12.1For the purpose of this paragraph 12:
(i)Intellectual Property Rights means any and all right, title and interest in or relating to industrial rights, intellectual property rights, proprietary rights, and/or similar rights, whether protected, created, or arising under the Laws of any jurisdiction or pursuant to any international convention, including all: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, provisionals and patents issuing on any of the foregoing, and all renewals, re-examinations, substitutions, extensions and reissues of any of the foregoing and the inventions covered thereunder; (ii) trademarks, service marks, service names, brand names, trade dress, trade names, logos, corporate names, trade styles, marketing intangibles, and other source or business identifiers and general intangibles of a like nature, and all registrations, applications for registration, renewals and extensions of any of the foregoing; (iii) copyrights and rights in works of authorship, compilations, data, database and design rights, whether or not registered or published, and all registrations, applications for registration, renewals, extensions and reversions of any of the foregoing; (iv) trade secrets, know-how and other confidential or proprietary information; (v) internet domain names and social media accounts; (vi) the right to claim priority or the right to priority in relation to any of the foregoing.

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(ii)Companies’ Intellectual Property Rights means all Intellectual Property Rights used or required for the current business activities of any of the Companies.
(iii)Companies’ Intellectual Property Rights Owned means the Intellectual Property Rights that are owned or purported to be owned by any of the Companies as follows from any Disclosed Information or any publicly available information.
12.2The Data Room contains true, accurate and complete details regarding: (i) the registered Companies’ Intellectual Property Rights Owned, (ii) all unregistered Companies’ Intellectual Property Rights Owned that are material for the business activities of any of the Companies, (iii) all contemplated, proposed or pending applications for registrations relating to Companies’ Intellectual Property Rights Owned, (iv) any Companies’ Intellectual Property Rights licensed to any of the Companies (including copies of the agreements pertaining to such licences), and (v) all licences granted by or on behalf of any of the Companies for the use by third parties of Intellectual Property Rights.
12.3Each of the Companies has: (i) full and exclusive right, title and interest to all of the Companies’ Intellectual Property Rights Owned, free of Encumbrances and other third party rights, and not subject to any restrictions in use, disclosure, or assignment of such rights, and (ii) the right to use the Companies’ Intellectual Property Rights other than the Companies’ Intellectual Property Rights Owned pursuant to a valid agreement that is in full force and effect.
12.4The Companies’ Intellectual Property Rights comprise all Intellectual Property Rights necessary for each of the Companies to carry on its business as currently conducted.
12.5The Companies’ Intellectual Property Rights Owned are valid and enforceable, and nothing has been done or omitted that to the best of Sellers' knowledge may prejudice the validity or enforceability of such Companies’ Intellectual Property Rights Owned. There are no claims, proceedings, or orders pending or threatened, seeking to cancel, challenge, or limit the validity, ownership or enforceability of any Companies’ Intellectual Property Rights Owned.
12.6Each of the Companies has taken appropriate measures to protect the Companies’ Intellectual Property Rights Owned. To the extent capable of registration, the Companies have registered all Companies’ Intellectual Property Rights Owned, and nothing has been done or omitted by or on behalf of any of the Companies that is likely to result in any registration becoming subject to cancellation, non-renewal, limitation, challenge, or other adverse modification. To the Seller’s best knowledge, there are no circumstances that may prevent any application for a registration of Companies’ Intellectual Property Rights Owned being granted, it being understood and accepted by Purchaser that Intellectual Property Rights that might have been eligible for patent filing in the past may not be eligible anymore.
12.7Each of the licences relating to Companies’ Intellectual Property Rights (whether the relevant Company is licensee or licensor) (the Intellectual Property Licences) is binding and in full force and effect and are complied with by the parties thereto. None of the Companies has received a notice of termination regarding any of the Intellectual Property Licences and there are no grounds, to the Seller’s best knowledge other than the grounds as Fairly Disclosed to the Purchaser on which any of the Intellectual Property Licences could be terminated by any counterparty to the Intellectual Property Licences.

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12.8Each of the Intellectual Property Licences is complied with by the parties thereto in all material respects and to the Seller’s knowledge there are no circumstances likely to give rise to a breach of any Intellectual Property Licence or to any dispute regarding any Intellectual Property Licence.
12.9Other than licence fees to be paid under any Intellectual Property Licence as Fairly Disclosed in the Disclosed Information, the Companies have no financial obligations towards third parties with respect to any Company’s Intellectual Property Rights licensed from third parties.
12.10To Seller’s knowledge, the activities of each of the Companies do not infringe or otherwise violate any third-party Intellectual Property Rights. No claim has been received by any of the Companies or allegation has been made that any of the Companies infringes or otherwise violates any third-party Intellectual Property Rights or is likely to do so. To Seller’s knowledge, no Companies’ Intellectual Property Rights are infringed or otherwise violated by any third party, or are being threatened therewith.
12.11Appropriate, valid and enforceable arrangements are in place to ensure that any Intellectual Property Rights created by Employees, consultants, independent contractors or any other third parties performing work for any of the Companies related to Companies’ Intellectual Property Rights Owned, and which Intellectual Property Rights are used or proposed to be used by any of the Companies, vest in any of the Companies.
13.Computer systems, data and records
13.1All the records and systems (including but not limited to computer systems) and all data and information of the Companies are recorded, stored, maintained and operated or otherwise held exclusively by the Companies (including through the use of the Virtual Private Services hosted and maintained by a reputable third party).
13.2The computer and telecommunication facilities, the software and databases used by the Companies are adequate for operational and business requirements of the Companies and adequate back-up procedures have been implemented and are currently complied with.
13.3Each of the Companies has entered into adequate 24/7 maintenance agreements in respect of all software and hardware owned or used by the Companies.
14.Tax Warranties
14.1All notices, computations and Tax Returns which ought to have been given or made prior to Completion, have been timely, properly and duly submitted by each of the Companies to the relevant Tax Authorities and all information, notices, computations and returns submitted to such authorities are true, accurate and complete and are not the subject of any dispute nor are likely to become the subject of any dispute with such Tax Authorities. All records which each of the Companies is required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by each of the Companies, have been duly kept and are available for inspection at the premises of each of the Companies.

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14.2None of the Companies has asked for any extensions of time for the filing of any tax returns or other documents relating to Taxation other than customary extension in the ordinary course of business.
14.3None of the Companies has, within the statutory limitation period, been subject to or are currently subject to any investigation, audit or visit by any Tax Authority, and to the Seller’s best knowledge the Seller is not aware of any such investigation, audit or visit planned for the next 12 months.
14.4None of the Companies is part of a fiscal unity for CIT and/or VAT purposes.
14.5Each of the Companies has always duly, timely and correctly paid all Tax for which it has been assessed, or which have become due or will become due, or which have arisen or accrued or will arise or accrue with regard to the period up to and including the Completion Date, or, insofar this Tax has not been paid, it has adequately and fully provided for in the Completion Statement.
14.6Each of the Companies has made all withholdings and deductions (including but not limited to any withholding or deduction on payments made or deemed to be made to shareholders, independent contractors or other third parties) in respect of, or in account of, any Tax as it was or is obliged or entitled to make and has properly and duly accounted in full and in a timely manner to the relevant Tax Authority for all amounts so withheld or deducted.
14.7Each of the Companies is and has at all times been exclusively resident for all Tax purposes and subject to Tax the Netherlands only, and has not at any time been resident or had any branch, agency or permanent establishment in any other jurisdiction for any Tax purposes (and no Tax Authority has ever sought to assert the same).
14.8None of the Companies has been a party to or has otherwise been involved in any transaction, scheme or arrangement of which the main purpose or objective (or one of the main purposes or objectives) is to obtain a Tax advantage or which can reasonably be considered as such.
14.9None of the Companies has claimed, utilized or requested exemptions from Tax, roll-over relief, deferrals in relation to Tax or other Tax facilities, including exemptions, roll-over relief, deferrals, or other Tax facilities relating to reorganizations or mergers or made a depreciation, which on or after the Completion Date is still subject to a claw back or reversal provision or any other comparable provision under any applicable law.
14.10All transactions or arrangements involving any of the Companies were affected taking into account the at arm’s length principle. None of the transactions or arrangements involving any of the Companies has or will affect the Tax position of any of the Companies including as a result of any Tax Authority invoking any transfer pricing provision.
14.11There are no self-employed persons or temporary workers who are or at any time have been or should be or have been treated as employee of any of the Companies for Tax purposes and no self-employed person or temporary worker may seek or has ever sought to assert the same.
14.12Each of the Companies has complied in all respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

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14.13Neither the entry into or becoming unconditional of this Agreement nor Completion will have an adverse impact on the Tax position of any of the Companies (including, but not limited to, any claw back or disallowance of any Relief or allowance previously given).
15.Property
15.1None of the Companies does own any real property.
15.2Each of the Companies is in possession of all lease agreements or similar documents pursuant to which the Company uses or occupies any real property (the Properties).
15.3All Properties are actively used by the Companies in conducting the business as currently conducted.
15.4None of the Companies any right of ownership, right of use, option or contractual obligation to purchase, in relation to any real estate property other than the Properties.
15.5None of the Companies has made any renovation or alteration of any leased Property, other than on the basis of and in accordance with the prior permission or consent of the relevant landlords and/or – to the extent applicable – the relevant Governmental Entities.
15.6Except for timely payment of the rent to the relevant landlord none of the Companies has any liabilities or obligations to any person under any lease agreement for a Property.
15.7Each of the Companies has duly and timely paid the rent due for leased Properties and is not indebted for any costs to the relevant landlord.
15.8All buildings or other erections on each Property are in good repair and in good condition and are in such state of repair and condition as to be substantially fit for the purpose for which they are at present used and do not contain any substance or material which is defective or a risk to health or safety.
15.9Each of the Companies holds all the required permits and licenses and uses the Properties in accordance with any applicable agreement and all applicable laws, regulations, permits, licenses and zoning plans.
15.10None of the Companies has received any notice or order affecting any Property from any authority or any third party and there are no proposals on the part of any authority which would adversely affect any Property, including those relating to compulsory purchase or expropriation or highways works.
15.11None of the Companies has and no other person has disposed of, stored, transported, or emitted any hazardous substance at, on, from or under any Property or at, on, from or under any other place. To the best of the Seller's knowledge, there are no hazardous substances on or in the Properties that must be or will need to be removed under current or pending environmental laws.
16.Compliance with laws
16.1Each of the Companies has at all times, in all material respects, conducted its business in accordance with its constitutional documents and all applicable laws in any jurisdiction in which it carries on its business, and none of the Companies is, or has in the past years been in violation of, or in default with

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respect to any court decision, arbitration award, binding advice, or any other order or judgment of any Governmental Entity in which any of the Companies was a party.
16.2None of the Companies nor any of their directors, officers, agents, Employees, or other persons performing services for on their behalf, acting in such capacity or in connection therewith, has done or omitted to do anything which is a contravention of any law, regulation or the requirements of any Governmental Entity giving rise to any fine, penalty, other liability or sanction on the part of any of the Companies and no complaints have been received by the Companies in respect of such matters nor is any of the Companies in default of a court decision, arbitration award, binding advice or any other order or judgment of any Governmental Entity applicable to it or its business.
16.3Each of the Companies has all licences, permits, consents, certificates or other authorisations necessary to conduct its business as currently conducted and complies, and have complied, with all terms and conditions of those licences, permits and certificates in all material respects, each of the permits is in full force and effect and nothing has been or is agreed by this Agreement to be done or omitted to be done which might prejudice the continuation or renewal of any of those licences, permits or certificates or result in any of those licences, permits or certificates being modified.
17.Litigation
17.1None of the Companies is, nor proposing to be, engaged in any claim, litigation, arbitration, mediation, binding advice or other legal proceedings (including administrative, criminal or tax proceedings) and to the Seller’s best knowledge no such claim, litigation, arbitration, mediation, binding advice or other legal proceedings are threatened or pending by or against any of the Companies and to the Seller’s best knowledge there are no circumstances likely to give rise thereto.
17.2None of the Companies is the subject of any regulatory or other investigation, enquiry or action, enforcement proceedings, prosecution regarding any of the Companies or of any of its present or former directors, officer, Employees or other persons performing services for or on behalf of it, or process by any governmental, administrative or regulatory body nor, to the Seller’s knowledge, are there any circumstances which are likely to give rise to any such investigation, enquiry or proceeding, disciplinary action or process.
17.3There are no outstanding obligations under any existing or pending court decision, arbitration award, judgment, award, binding advice or any other judgment of any Governmental Entity in which any of the Companies is or were a party to affecting any of the Companies or its business.
18.Information
18.1All information supplied by the Seller or its Representatives to the Purchaser or its Representatives, including in this Agreement, is, true and fairly represents the condition (financial and otherwise), income, properties, assets, liabilities, operations, contractual relationships, results of operations and prospects of the Companies and the Companies and their businesses as a whole.
18.2To the Seller’s best knowledge, there are no facts, circumstances or matters which are not fully and Fairly Disclosed in the Disclosed Information and which are of such nature and materiality that a professional party similar to the Purchaser, if it had been made aware thereof, could not reasonably be expected to enter into this Agreement on the terms and conditions as set out therein.

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Appendix 3Notary Letter
[Attached separately]

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Appendix 4Deed of Transfer
[Attached separately]

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Appendix 5Reinvestment Documentation
[Attached separately]

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Appendix 6Disclosed Information
[USB flash drive containing the data room content separately attached]
Appendix 7

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Appendix 8Escrow Agreement
[Attached separately]

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Appendix 9Capital Maintenance Statements
[Attached separately]